As filed with the Securities and Exchange Commission on April 6, 2006
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

KERYX BIOPHARMACEUTICALS, INC.
(Exact name of registrant as specified in charter)

Delaware	13-4087132
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

750 Lexington Avenue
New York, New York 10022
(212) 531-5965
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Ronald C. Renaud, Jr.
Senior Vice President and Chief Financial Officer
Keryx Biopharmaceuticals, Inc.
750 Lexington Avenue
New York, New York 10022
(212) 531-5965
(Name, address, including zip code, and telephone number including area code, of agent for service)

The Commission is requested to send copies of all communications to:

Mark F. McElreath, Esq.
Alston & Bird LLP
90 Park Avenue
New York, New York 10016-1387
(212) 210-9400

Approximate date of commencement of proposed sale to the public:    From time to time after the registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the state offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value per share	300,000 shares	$18.64 (1)	$5,592,000 (1)	$599

(1)
Estimated solely for purposes of determining the registration fee. This amount, calculated pursuant to Rule 457(c), was based on the average of the high and low prices of the Registrant’s Common Stock on April 3, 2006, as reported on the Nasdaq Stock Market.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The Selling Stockholder named in this prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and the Selling Stockholder named in this prospectus is not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion—Dated April 6, 2006

PROSPECTUS

300,000 Shares

Keryx Biopharmaceuticals, Inc.

Common Stock

This prospectus relates to the offer and sale by the Selling Stockholder named herein of up to an aggregate of 300,000 shares of common stock of Keryx Biopharmaceuticals, Inc. The Selling Stockholder may, from time to time, sell any or all of its shares of common stock on the Nasdaq Stock Market or in private transactions using any of the methods described in the section of this prospectus entitled “Plan of Distribution.” We will not receive any proceeds from the sale of the shares of our common stock by the Selling Stockholder. We issued these shares of our common stock to the Selling Stockholder in a private transaction.

Our common stock is traded on the Nasdaq Stock Market under the symbol “KERX.” On April 4, 2006, the last sales price for the shares of our common stock as reported on the Nasdaq Stock Market was $18.19 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 18 of our annual report on Form 10-K, which is incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is   , 2006

-i-

KERYX BIOPHARMACEUTICALS, INC.

We are a biopharmaceutical company focused on the acquisition, development and commercialization of novel pharmaceutical products for the treatment of life-threatening diseases, including diabetes and cancer. Our lead compound under development is Sulonex™ (sulodexide), which we previously referred to as KRX-101, a first-in-class, oral heparinoid compound for the treatment of diabetic nephropathy, a life-threatening kidney disease caused by diabetes. Sulonex is in a pivotal Phase III and Phase IV clinical program under a Special Protocol Assessment with the Food & Drug Administration. Additionally, we are developing Zerenex™, an oral, inorganic, iron-based compound that has the capacity to bind to phosphorous and form non-absorbable complexes. Zerenex is currently in Phase II clinical development for the treatment of hyperphosphatemia (elevated phosphate levels) in patients with end-stage renal disease. We are also developing clinical-stage oncology compounds, including KRX-0401, a novel, first-in-class, oral anti-cancer agent that modulates Akt, a protein in the body associated with tumor survival and growth, and a number of other key signal transduction pathways, including the JNK and MAPK pathways, which are pathways associated with programmed cell death, cell growth, cell differentiation and cell survival. KRX-0401 is currently in Phase II clinical development for multiple tumor types. We also have an active in-licensing and acquisition program designed to identify and acquire additional drug candidates. To date, we have not received approval for the sale of any of our drug candidates in any market and, therefore, have not generated any revenues from our drug candidates.

We were incorporated in Delaware in October 1998. We commenced operations in November 1999, following our acquisition of substantially all of the assets and certain of the liabilities of Partec Ltd., our predecessor company that began its operations in January 1997. Our executive offices are located at 750 Lexington Avenue, New York, New York 10022. Our telephone number is 212-531-5965, and our e-mail address is info@keryx.com.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. You may read and copy, at prescribed rates, any documents we have filed with the SEC at its Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. We also file these documents with the SEC electronically. You can access the electronic versions of these filings on the SEC’s Internet website found at http://www.sec.gov.

We make available free of charge through our Internet website our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, and any amendments to these reports, as soon as reasonably practicable after we electronically file such material with, or furnish such material to, the SEC. We are not including the information on our website as a part of, nor incorporating it by reference into, this prospectus.

IMPORTANT INFORMATION ABOUT THIS PROSPECTUS

This prospectus is part of a “shelf” registration statement that we filed with the SEC on behalf of the Selling Stockholder. By using a shelf registration statement, the Selling Stockholder may sell our common stock, as described in this prospectus, from time to time in one or more offerings. Before purchasing any of our common stock, you should carefully read this prospectus, together with the additional information incorporated into this prospectus or described under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The Selling Stockholder will not make an offer to sell our common stock in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, as well as information we previously filed with the SEC and have incorporated by reference, is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC. This means that we can disclose important information to you by referring you to those documents without restating that information in this document. The information incorporated by reference into this prospectus is considered to be part of this prospectus, and information we file with the SEC after the date of this prospectus will automatically update and supersede the information contained in this prospectus and documents listed below. We incorporate by reference into this prospectus the documents listed below, except to the extent information in those documents differs from information contained in this prospectus, and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, including exhibits:

(a)	Our Annual Report on Form 10-K for the year ended December 31, 2005;

(b)	Our Current Reports on Form 8-K filed with the SEC on January 6, 2006, February 17, 2006, February 22, 2006, March 23, 2006, March 30, 2006 and April 6, 2006; and

(c)	Our Registration Statement on Form 8-A filed with the SEC on June 30, 2000.

We will provide to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, a copy of any or all of the information that we have incorporated by reference into this prospectus. We will provide this information upon written or oral request at no cost to the requester. You may request this information by contacting our corporate headquarters at the following address: 750 Lexington Avenue, New York, New York 10022, Attn: Senior Vice President and Chief Financial Officer, or by calling (212) 531-5965.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of common stock by the Selling Stockholder.

SELLING STOCKHOLDER

We issued shares of our common stock in a private placement offering on April 6, 2006. The Selling Stockholder, including any non-sale transferees, pledges or donees or their successors, may from time to time offer and sell any or all of the common stock pursuant to this prospectus.

The Selling Stockholder may offer all, some or none of the common stock. Because the Selling Stockholder may offer all or some portion of the common stock, no estimate can be given as to the amount of the common stock that will be held by the Selling Stockholder upon termination of any sales.

Name of Selling Stockholder	Number of Shares of Common Stock Beneficially Owned Prior to Offering	Number of Shares of Common Stock Registered Herein	Number of Shares of Common Stock Beneficially Owned After this Offering (1)
AusAm Biotechnologies, Inc.	0	300,000	0
Total	0	300,000	0

(1)	Assumes sale of all of the shares of common stock offered hereby.

PLAN OF DISTRIBUTION

The Selling Stockholder and any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales created after the date of this prospectus;

•	broker-dealers may agree with the Selling Stockholder to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The Selling Stockholder may also sell shares under Rule 144 under the Securities Act of 1933, as amended, or the Securities Act, if available, rather than under this prospectus. Broker-dealers engaged by the Selling Stockholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Stockholder does not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The Selling Stockholder may from time to time pledge or grant a security interest in some or all of the shares or common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus.

The Selling Stockholder also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Stockholder and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Stockholder has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

We are required to pay all fees and expenses that we incur incident to the registration of the shares. We have agreed to indemnify the Selling Stockholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the shares of common stock offered by the Selling Stockholder from time to time under this prospectus will be passed upon by Alston & Bird LLP, New York, New York.

EXPERTS

The consolidated financial statements of Keryx Biopharmaceuticals, Inc., a development stage company, as of December 31, 2005 and 2004, and for each of the years in the three-year period ended December 31, 2005, and for the period from December 3, 1996 to December 31, 2005, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Keryx Biopharmaceuticals, Inc.
300,000 Shares of Common Stock

Prospectus

, 2006

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The table below itemizes the expenses payable by the Registrant in connection with the registration and issuance of the securities being registered hereunder, other than underwriting discounts and commissions. All amounts except the Securities and Exchange Commission registration fee are estimated.

Securities and Exchange Commission Registration Fee		$599
Legal Fees and Expenses		*
Accountant’s Fees and Expenses		*
Printing and Duplicating Expenses		*
Miscellaneous Expenses		*
Total	$	*

*	To be filed by amendment, Form 8-K or Rule 424 filing.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Under the General Corporation Law of the State of Delaware, or DGCL, a corporation may include provisions in its certificate of incorporation that will relieve its directors of monetary liability for breaches of their fiduciary duty to the corporation, except under certain circumstances, including a breach of the director’s duty of loyalty, acts or omissions of the director not in good faith or which involve intentional misconduct or a knowing violation of law, the approval of an improper payment of a dividend or an improper purchase by the corporation of stock or any transaction from which the director derived an improper personal benefit. The Registrant’s Amended and Restated Certificate of Incorporation eliminates the personal liability of directors to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director with certain limited exceptions as set forth in the DGCL.

Section 145 of the DGCL grants to corporations the power to indemnify each officer and director against liabilities and expenses incurred by reason of the fact that he or she is or was an officer or director of the corporation if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The Registrant’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide for indemnification of each officer and director of the Registrant to the fullest extent permitted by the DGCL. Section 145 of the DGCL also empowers corporations to purchase and maintain insurance on behalf of any person who is or was an officer or director of the corporation against liability asserted against or incurred by him in any such capacity, whether or not the corporation would have the power to indemnify such officer or director against such liability under the provisions of Section 145 of the DGCL.

ITEM 16. EXHIBITS.

Exhibit Number	Description
5.1	Opinion of Alston & Bird LLP
23.1	Consent of KPMG LLP
24.1	Power of Attorney (included on the signature page to this Registration Statement)

ITEM 17. UNDERTAKINGS.

A.    RULE 415 OFFERING

The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration  statement (or the most recent post-effective amendment thereof) which, individually or in the  aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total  dollar value of securities offered would not exceed that which was registered) and any deviation from  the low or high end of the estimated maximum offering range may be reflected in the form of  prospectus filed with the Commission pursuant to Rule 424(b)) if, in the aggregate, the changes in  volume and price represent no more than 20% change in the maximum aggregate offering price set  forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in  the registration statement or any material change to such information in the registration statement;

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered  therein, and the offering of such securities at that time shall be deemed to be initial bona fide offering  thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered  which remain unsold at the termination of the offering.

(5)    That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A)    Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the  Registration Statement as of the date the filed prospectus was deemed part of and included in the  Registration Statement; and

(B)    Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a  Registration Statement in reliance on Rule 430B relating to an offering made pursuant to Rule  415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the  Securities Act of 1933 shall be deemed to be part of and included in the Registration Statement as of  the earlier of the date such form of prospectus is first used after effectiveness or the date of the first  contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for  liability purposes of the issuer and any person that is at that date an underwriter, such date shall be  deemed to be a new effective date of the Registration Statement relating to the securities in the  Registration Statement to which that prospectus relates, and the offering of such securities at that time  shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made  in a Registration Statement or prospectus that is part of the Registration Statement or made in a  document incorporated or deemed incorporated by reference into the Registration Statement or  prospectus that is part of the Registration Statement will, as to the purchaser with a time of contract of  sale prior to such effective date, supersede or modify any statement that was made in the Registration  Statement or prospectus that was part of the Registration Statement or made in any such document  immediately prior to such effective date.

B.    Filings Incorporating Subsequent Exchange Act Documents By Reference

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

H.    Request for Acceleration of Effective Date or Filing of Registration Statement on Form S-8

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on April 5, 2006.

KERYX BIOPHARMACEUTICALS, INC.

By:	/s/ Michael S. Weiss

Name: Michael S. Weiss Title: Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Michael S. Weiss and Ronald C. Renaud, Jr., his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and his name, place and stead, in any and all capacities, to sign any or all amendments (including pre-effective and post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, including any Registration Statement filed pursuant to Rule 462(b) under the Securities Act of 1933, with the SEC, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated as of April 5, 2006.

Signatures	Title

/s/ Michael S. Weiss	Chairman and Chief Executive Officer (principal executive officer)
Michael S. Weiss

/s/ Ronald C. Renaud, Jr.	Senior Vice President and Chief Financial Officer
Ronald C. Renaud, Jr.	(principal financial and accounting officer)

/s/ I. Craig Henderson, M.D.	Director
I. Craig Henderson, M.D.

/s/ Malcolm Hoenlein	Director
Malcolm Hoenlein

/s/ Lawrence Jay Kessel, M.D.	Director
Lawrence Jay Kessel, M.D.

/s/ Eric Rose, M.D.	Director
Eric Rose, M.D.

/s/ Lindsay A. Rosenwald, M.D.	Director
Lindsay A. Rosenwald, M.D.

/s/ Peter Salomon, M.D.	Director
Peter Salomon, M.D.

/s/ Jonathan Spicehandler, M.D.	Director
Jonathan Spicehandler, M.D.

EXHIBIT INDEX

Exhibit Number	Description
5.1	Opinion of Alston & Bird LLP
23.1	Consent of KPMG LLP
24.1	Power of Attorney (included on the signature page to this Registration Statement)